SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: March 22, 2002
(Date of earliest event reported)

SONICBLUE INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-21126 (Commission File Number)	77-0204341 (IRS Employer Identification No.)

2841 Mission College Boulevard, Santa Clara, California 95054
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 588-8000

Item 5. Other Events.
PART II. OTHER INFORMATION
Item 1. Legal Proceedings
SIGNATURE

Item 5. Other Events.

     Set forth below is information updating the Registrant’s legal proceedings under Part II, Item 1 of its Form 10-Q/A filed with the Securities and Exchange Commission (the “SEC”) on February 6, 2002. In the description of the legal proceedings all references to “SONICblue” or the “Company” mean SONICblue Incorporated and its subsidiaries, except where it is made clear that the term means only the parent company.

     When used in this Report, the words “expects,” “anticipates,” “estimates,” “believes,” “plans,” and similar expressions are intended to identify forward-looking statements. These are statements that relate to future periods and include statements as to the Company’s success, scheduling and timing of current and future litigation. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, those risks set forth under Part I, Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors That May Affect Results” in the Company’s Quarterly Report on Form 10-Q/A filed with the SEC on February 6, 2002. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

     SONICblue is a trademark of SONICblue Incorporated. ReplayTV is a registered trademark of ReplayTV, Inc. Go-Video is a registered trademark of Sensory Science Corporation. Other trademarks referenced herein are the property of their respective owners.

PART II. OTHER INFORMATION

Item 1. Legal Proceedings

     The Internet, digital media, entertainment and consumer electronics industries are characterized by frequent litigation, including litigation regarding patent and other intellectual property rights. SONICblue is party to various legal proceedings that arise in the ordinary course of business. Although the ultimate outcome of these matters is not presently determinable, management believes that the resolution of all such pending matters will not have a material adverse effect on SONICblue’s financial position or results of operations.

     Since November 1997, a number of complaints have been filed in federal and state courts seeking unspecified damages on behalf of an alleged class of persons who purchased shares of SONICblue’s common stock at various times between April 18, 1996, and November 3, 1997. The complaints name as defendants SONICblue, certain of its officers and former officers, and certain directors of SONICblue, and Deloitte & Touche, the company’s former auditors, and assert that they violated federal and state securities laws by misrepresenting and failing to disclose certain information about SONICblue’s business. In addition, certain stockholders have filed derivative actions in the state courts of California and Delaware seeking recovery on behalf of SONICblue, alleging, among other things, breach of fiduciary duties by such individual defendants. The plaintiffs in the derivative action in Delaware have not taken any steps to pursue their case. The derivative cases in California State court have been consolidated, and plaintiffs have filed a consolidated amended complaint. The court has entered a stipulated order in those derivative cases suspending court proceedings and coordinating discovery in them with discovery in the class actions in California State courts. In late 2001, the derivative plaintiffs gave notice terminating that stay, and the parties have stipulated that a second amended consolidated complaint may be filed in April. On plaintiffs’ motion, the federal court has dismissed the federal class actions without prejudice. The class actions in California State court have been consolidated, and plaintiffs have filed a consolidated amended complaint. SONICblue has answered that complaint. Discovery is proceeding. On January 22, 2001, four of the insurance carriers which issued directors and officers insurance to SONICblue filed suit against all parties named as defendants in the securities litigation, claiming that the carriers have no obligation to provide coverage under the California Insurance Code. In May 2001, the court entered an order staying the insurance action pending resolution of the securities litigation.

     On February 19, 2002, the California Superior Court for Santa Clara County entered its preliminary approval of an agreement to settle the consolidated state court class action lawsuit and an agreement-in-principle to settle the related California derivative litigation. If the Court gives final approval to the class action settlement, SONICblue will contribute 2,401,501 shares of SONICblue common stock and Deloitte & Touche will contribute up to $250,000 in full settlement of all claims. The derivative settlement calls for the defendants to contribute to the settlement their respective benefits under certain directors and officers insurance policies in an amount of approximately $4.6 million which, net of attorneys’ fees and litigation costs, would be paid to SONICblue. Both settlements are contingent on satisfying certain conditions, including court approval. The total net cost of these settlements to SONICblue, net of insurance, is expected to approximate $8.6 million. These charges were recorded in SONICblue’s fourth fiscal 2001 quarter ended December 31, 2001.

     SONICblue has also been defending several putative class action lawsuits naming Diamond, which were filed in June and July 1996 and June 1997 in the California Superior Court for Santa Clara County and the U.S. District Court for the Northern District of California. The plaintiffs alleged that Diamond Multimedia Systems, Inc. (“Diamond”) and the other defendants made various material misrepresentations and omissions during the class period. The parties have tentatively agreed to settle this matter, subject to final documentation and court approval, for a payment of $15.0 million. SONICblue funded $4.5 million of the settlement on November 1, 2000. SONICblue previously accrued this amount in connection with the merger with Diamond. SONICblue believes that Diamond’s insurance covers the remaining $10.5 million of the settlement; Diamond’s insurers have funded that amount into the settlement, although one of these insurers has served a notice of arbitration disputing its obligation to pay $3 million of the $10.5 million. The contesting insurer maintains that indemnification of its share of the settlement is barred by virtue of a recent California appellate decision. SONICblue has been defending the arbitration vigorously. The matter is being briefed, and a preliminary conference is scheduled for April.

     C3 Sales, Inc. (“C3”) filed suit against SONICblue on October 6, 1999, in the Harris County (Houston), Texas District Court. The petition sought a judicial declaration that a Sales Representative Agreement entered into between C3 and SONICblue on May 19, 1999, was a valid contract that governed the relationship between the two parties. In December 1999, SONICblue filed a summary judgment motion seeking judgment against C3 on the grounds that no issues of material fact remain to be determined regarding the declaratory judgment sought by C3. C3 responded by filing an amended petition alleging that the Sales Representative Agreement applied to Diamond products, and that certain commissions due under the agreement were not paid. The parties settled this matter in October 2001.

     In October and November, 2001, a group of 28 entertainment companies including, among others, Paramount Pictures Corporation, Disney Enterprises, Inc. and the three major television networks filed four lawsuits against SONICblue and its ReplayTV, Inc. (“ReplayTV”) subsidiary in the U.S. District Court in Los Angeles, California. The lawsuits allege that the Company’s planned manufacture and sale of the ReplayTV 4000, which allows users to skip commercials and to use the Internet to send recorded material to other ReplayTV 4000 users, constitutes copyright infringement, among other claims. The plaintiffs in the lawsuits are seeking an injunction prohibiting the Company from including these features in its video products. Although one of the lawsuits originally alleged that the Company’s Go-Video VCRs featuring the commercial skipping technology similarly violate the copyright laws, in their amended complaint plaintiffs eliminated these claims in November 2001. The parties have commenced discovery and the District Court has preliminarily scheduled a consolidated trial in August 2002. SONICblue intends to defend this action vigorously.

     On June 19, 2000, an individual, Valentin Pepelea, filed a lawsuit against ReplayTV in Santa Clara County Superior Court alleging that ReplayTV and its founders misappropriated trade secrets allegedly disclosed by Mr. Pepelea in discussions with the founders in the spring of 1997, and that he had been promised a founder’s share in ReplayTV. On January 17, 2001, Mr. Pepelea amended his complaint to seek licensing royalties as a remedy. The parties entered into a settlement agreement in this matter in March 2002.

     On November 16, 2001, four former holders of ReplayTV preferred shares filed a petition for appraisal in the Chancery Court in the State of Delaware asserting their dissenters rights of appraisal and seeking the fair value of their ReplayTV shares in cash in lieu of the SONICblue shares to be issued to them as provided in SONICblue’s merger agreement with ReplayTV. On December 18, 2001, ReplayTV filed its Response to Petition for Appraisal. In addition, on December 13, 2001, the same four former holders of ReplayTV preferred shares filed a complaint in the Chancery Court in the State of Delaware asserting that ReplayTV and its former directors breached their fiduciary duty in connection with Replay’s merger by engaging in self-dealing, failing to make appropriate disclosures to shareholders and failing to maximize the value for them in the merger, resulting in an allocation of an insufficient amount of the merger consideration to the ReplayTV Preferred Stockholders. The Complaint seeks “at least $7,249,990.50” in damages. In its merger agreement with ReplayTV, SONICblue agreed to indemnify ReplayTV and its former directors against this type of lawsuit, among other things. On February 15, 2002, ReplayTV and the former ReplayTV directors filed their Answer. SONICblue and ReplayTV intend to vigorously defend these actions.

     On December 12, 2001, SONICblue filed a complaint for patent infringement against TiVo, Inc. (“TiVo”) in the United States District Court for the Northern District of California. SONICblue’s complaint generally alleges that TiVo is infringing one of its patents by licensing and offering to license its PVR technology and offering its program guide service. In response, TiVo filed a counter-complaint against SONICblue which generally alleges that SONICblue is infringing one of TiVo’s patents by making, selling, offering to sell its ReplayTV PVRs. TiVo filed a separate complaint with substantially the same allegations in the same court on January 23, 2002. SONICblue intends to vigorously defend itself against the allegations made in TiVo’s complaint and counter complaint.

     On November 28, 2001, Techsearch, LLC (“Techsearch”) filed a complaint for patent infringement against a number of consumer electronics companies, including SONICblue, in the United States District Court for the Northern District of Illinois. Techsearch’s complaint generally alleges that SONICblue is infringing one of its patents by making, selling, and offering to sell its Rio Volt CD players that are capable of playing CDs encoded with audio tracks in the MP3 format. SONICblue intends to vigorously defend itself against the allegations made in Techsearch’s complaint.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Dated: March 22, 2002.

SONICBLUE INCORPORATED

By	/s/ Kenneth F. Potashner

Kenneth F. Potashner President & Chief Executive Officer